Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
October 22, 2015

DELUXE REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
Revenue increases 6.4% over last year
Diluted EPS of $1.13 increases 28.4%; Adjusted diluted EPS of $1.16 increases 12.6%
Declares regular quarterly dividend

St. Paul, Minn. – October 22, 2015 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the third quarter ended September 30, 2015. Key financial highlights include:

	Q3 2015	Q3 2014	% Change
Revenue	$439.8 million	$413.2 million	6.4%
Net Income	$56.9 million	$44.4 million	28.2%
Diluted EPS – GAAP	$1.13	$0.88	28.4%
Adjusted Diluted EPS – Non-GAAP	$1.16	$1.03	12.6%

A reconciliation of earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue and diluted EPS were within the range of the prior outlook and adjusted diluted EPS exceeded the high-end of the range in the prior outlook driven primarily by stronger than expected operating results in the Financial Services and Direct Checks segments and favorable non-operating expenses.

“We delivered a strong third quarter growing revenue over 6 percent and delivering double-digit growth in earnings per share,” said Lee Schram, CEO of Deluxe. “During the quarter, we also repurchased $47 million of common stock and earlier this week we announced the latest addition to Deluxe, Datamyx LLC, a leading provider of integrated information, technology and analytics which will further strengthen the marketing solutions and other services offerings in our Financial Services segment. Looking ahead into next year, we believe we are well positioned to deliver a seventh consecutive year of revenue and earnings per share growth and an eighth consecutive year of operating cash flow growth.”

Third Quarter 2015 Highlights:

•
Revenue increased 6.4% year-over-year, primarily due to the Financial Services segment which grew 20.4% and included the results of Wausau Financial Systems which was acquired in October 2014. Additionally, the Small Business Services segment grew 3.9%.

•	Revenue from marketing solutions and other services increased 29.1% year-over-year and accounted for 30.1% of consolidated revenue in the quarter.

•
Gross margin was 63.8% of revenue, up slightly from 63.7% in the third quarter of 2014. The increase was primarily driven by previous price increases, an increase in service margins and improvements in manufacturing productivity, partially offset by product revenue mix and increased delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 7.9% from last year primarily due to additional SG&A expense from acquisitions, but was partially offset by continued cost reduction initiatives in all segments. SG&A as a percent of revenue was 43.1% in the quarter compared to 42.5% last year.

•
Operating income increased 16.6% year-over-year and includes restructuring and transaction-related costs in both periods and an asset impairment charge of $6.5 million in 2014. Adjusted operating income, which excludes these items, increased 4.3% year-over-year from higher revenue and continued cost reductions.

•
Diluted EPS increased 28.4% year-over-year. Excluding restructuring and transaction-related costs in both periods and the asset impairment charge in 2014, adjusted diluted EPS increased 12.6% year-over-year driven by lower interest expense, stronger operating performance and a lower effective income tax rate.

Segment Highlights
Small Business Services

•
Revenue was $289.0 million and increased 3.9% year-over-year due primarily to growth in marketing solutions and other services and from a channel perspective experienced growth in the online, Safeguard® distributor, dealer and major accounts channels. Previous price increases also benefitted the quarter while unfavorable foreign exchange rates negatively impacted revenue growth by approximately 1.2 percentage points year-over-year.

•
Operating income increased 21.0% from last year to $51.9 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and the asset impairment charge in 2014, increased 2.9% year-over-year due primarily to cost reductions, partly offset by product revenue mix and investments in revenue-generating initiatives.

Financial Services

•
Revenue was $110.9 million and increased 20.4% year-over-year. The increase in revenue was primarily due to growth in marketing solutions and other services, which includes Wausau Financial Systems revenue of approximately $19 million, as well as the impact of previous price increases, partially offset by the secular decline in check usage.

•
Operating income increased 22.5% from last year to $23.4 million. Adjusted operating income, which excludes restructuring and transaction-related costs, increased 13.6% year-over-year, reflecting previous price increases and the continued benefits of cost reductions, partially offset by the secular decline in check usage.

Direct Checks
Revenue of $39.9 million declined 7.0% year-over-year due primarily to the secular decline in check usage and the elimination of marketing expenditures that no longer met the Company’s return criteria, partially offset by higher conversion rates from email marketing offers and an improved call center incentive plan.

•	Operating income decreased 4.1% year-over-year to $14.1 million due to lower order volume partly offset by lower costs and a higher mix of reorders.

Other Highlights

•
Cash provided by operating activities for the first nine months of 2015 was $217.9 million, an increase of $14.6 million compared to 2014, driven primarily by improved operating performance and lower interest payments, partially offset by higher income tax and performance-based compensation payments.

•	The Company repurchased $47.0 million of common stock in open market transactions in the third quarter.

•	At the end of the third quarter, the company had approximately $519 million of total debt outstanding.

•
As previously announced, Deluxe acquired 100 percent of Datamyx LLC, a leading provider of data analytics and marketing solutions, for $160 million in cash. The acquisition was funded through a draw on the credit facility following the exercise of an existing expansion right which increased the total financing capacity from $350 million to $525 million. Following the acquisition, the Company had $428 million drawn on its credit facility as of October 16, 2015. Results from this acquisition will be reported in the Financial Services segment.

•
On October 21, 2015, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per common share on all outstanding shares of the company. The dividend will be payable on December 7, 2015 to all shareholders of record at the close of business on November 23, 2015.

Outlook

Fourth Quarter 2015:	Current Outlook (10/22/2015)
Revenue	$456 to $466 million
Diluted EPS	$1.16 to $1.22
Adjusted Diluted EPS – Non-GAAP	$1.18 to $1.24

Full Year 2015:	Prior Outlook (7/23/2015)	Current Outlook (10/22/2015)
Revenue	$1.760 to $1.780 billion	$1.765 to $1.775 billion
Marketing Solutions & Other Services Revenue	approx. $525 to $535 million	approx. $533 million
Diluted EPS – GAAP	$4.35 to $4.45	$4.31 to $4.37
Adjusted Diluted EPS – Non-GAAP	$4.50 to $4.60	$4.51 to $4.57
Operating Cash Flow	$300 to $310 million	$300 to $305 million
Capital Expenditures	approx. $40 million	approx. $40 million
Depreciation and Amortization	approx. $76 million	approx. $77 million
Cost and Expense Reductions	approx. $50 million	approx. $50 million
Effective Tax Rate	approx. 34.0%	approx. 34.0%

Full Year 2016:(1)	Current Outlook (10/22/2015)
Revenue	approx. growth of 4% to 6%
Marketing Solutions & Other Services Revenue	approx. 34% of total revenue
Diluted EPS(2)	approx. growth of 5% to 8%

(1) The Full Year 2016 outlook includes an estimated $42 million of revenue and $0.01 loss per diluted share for the recently acquired Datamyx LLC business.

(2) Diluted EPS growth outlook for 2016 is derived from the 2015 outlook for adjusted diluted EPS.

Earnings Call Information

•
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-330-863-3277 (access code 45943463). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor.

•	Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 45943463).

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.6 million small business customers access Deluxe’s wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, and logo design. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition and loyalty, fraud prevention and profitability and financial technology solutions including receivables management and data analytics. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web design, hosting, email marketing, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, financial technology solutions including receivables management and data analytics, risk management services, and other services; the failure of such products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2014.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company’s results of operations for 2015 and 2014. The Company’s management believes that adjusted diluted earnings per share (EPS) is a useful financial measure because certain items during 2015 and 2014 (loss on repurchases of debt, restructuring and transaction-related costs and asset impairment charges) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q3 2015	Q3 2014
Adjusted Diluted EPS	$1.16	$1.03
Asset impairment charge	—	(0.09)
Restructuring-related costs	(0.02)	(0.06)
Transaction-related costs	(0.01)	—
Reported Diluted EPS	$1.13	$0.88

	Outlook
	Q4 2015	Full Year 2015
Adjusted Diluted EPS	$1.18 to $1.24	$4.51 to $4.57
Loss on debt extinguishment	—	(0.12)
Restructuring-related costs	—	(0.04)
Transaction-related costs	(0.02)	(0.04)
Reported Diluted EPS	$1.16 to $1.22	$4.31 to $4.37

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2015		2014
Product revenue	$361.8		$350.6
Service revenue	78.0		62.6
Total revenue	439.8		413.2
Cost of products	(132.6)	(30.2%)	(125.9)	(30.5%)
Cost of services	(26.7)	(6.1%)	(24.2)	(5.9%)
Total cost of revenue	(159.3)	(36.2%)	(150.1)	(36.3%)
Gross profit	280.5	63.8%	263.1	63.7%
Selling, general and administrative expense	(189.6)	(43.1%)	(175.7)	(42.5%)
Net restructuring charges	(1.5)	(0.3%)	(4.2)	(1.0%)
Asset impairment charge	—	—	(6.5)	(1.6%)
Operating income	89.4	20.3%	76.7	18.6%
Interest expense	(4.4)	(1.0%)	(9.6)	(2.3%)
Other income	0.9	0.2%	0.4	0.1%
Income before income taxes	85.9	19.5%	67.5	16.3%
Income tax provision	(29.0)	(6.6%)	(23.1)	(5.6%)
Net income	$56.9	12.9%	$44.4	10.7%

Weighted average dilutive shares outstanding	49.8		50.0
Diluted earnings per share	$1.13		$0.88

Capital expenditures	$10.2		$9.8
Depreciation and amortization expense	18.8		15.9
Number of employees-end of period	5,789		5,355

Non-GAAP financial measure - EBITDA(1)	$109.1		$93.0
Non-GAAP financial measure - Adjusted EBITDA(1)	111.2		104.0

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and loss on debt retirements) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2015 and 2014 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended September 30,
	2015	2014
Adjusted EBITDA	$111.2	$104.0
Restructuring-related costs	(1.7)	(4.3)
Transaction-related costs	(0.4)	(0.2)
Asset impairment charge	—	(6.5)
EBITDA	109.1	93.0
Income tax provision	(29.0)	(23.1)
Interest expense	(4.4)	(9.6)
Depreciation and amortization expense	(18.8)	(15.9)
Net income	$56.9	$44.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2015		2014
Product revenue	$1,075.7		$1,040.8
Service revenue	233.6		184.8
Total revenue	1,309.3		1,225.6
Cost of products	(384.6)	(29.4%)	(363.9)	(29.7%)
Cost of services	(83.3)	(6.4%)	(77.1)	(6.3%)
Total cost of revenue	(467.9)	(35.7%)	(441.0)	(36.0%)
Gross profit	841.4	64.3%	784.6	64.0%
Selling, general and administrative expense	(575.2)	(43.9%)	(527.1)	(43.0%)
Net restructuring charges	(2.7)	(0.2%)	(8.5)	(0.7%)
Asset impairment charge	—	—	(6.5)	(0.5%)
Operating income	263.5	20.1%	242.5	19.8%
Loss on debt extinguishment	(8.9)	(0.7%)	—	—
Interest expense	(15.3)	(1.2%)	(28.7)	(2.3%)
Other income	2.2	0.2%	0.8	0.1%
Income before income taxes	241.5	18.4%	214.6	17.5%
Income tax provision	(82.6)	(6.3%)	(72.8)	(5.9%)
Net income	$158.9	12.1%	$141.8	11.6%

Weighted average dilutive shares outstanding	50.0		50.3
Diluted earnings per share	$3.16		$2.80

Capital expenditures	$29.5		$29.6
Depreciation and amortization expense	54.4		48.5
Number of employees-end of period	5,789		5,355

Non-GAAP financial measure - EBITDA(1)	$311.2		$291.8
Non-GAAP financial measure - Adjusted EBITDA(1)	324.3		307.9

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended September 30,
	2015	2014
Adjusted EBITDA	$324.3	$307.9
Restructuring-related costs	(3.2)	(8.8)
Transaction-related costs	(1.0)	(0.5)
Asset impairment charges	—	(6.8)
Loss on debt extinguishment	(8.9)	—
EBITDA	311.2	291.8
Income tax provision	(82.6)	(72.8)
Interest expense	(15.3)	(28.7)
Depreciation and amortization expense	(54.4)	(48.5)
Net income	$158.9	$141.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014
Cash and cash equivalents	$62.9	$61.5	$188.0
Other current assets	248.8	257.4	207.0
Property, plant & equipment-net	82.8	87.6	94.5
Intangibles-net	227.8	207.2	147.2
Goodwill	883.8	868.4	822.9
Other non-current assets	186.3	206.3	211.9
Total assets	$1,692.4	$1,688.4	$1,671.5

Short-term debt and current portion of long-term debt	$320.0	$160.9	$254.3
Other current liabilities	290.2	306.4	251.4
Long-term debt	198.5	393.4	390.3
Deferred income taxes	94.6	95.8	83.9
Other non-current liabilities	69.0	84.4	87.4
Shareholders' equity	720.1	647.5	604.2
Total liabilities and shareholders' equity	$1,692.4	$1,688.4	$1,671.5

Shares outstanding	49.2	49.7	49.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash provided (used) by:
Operating activities:
Net income	$158.9	$141.8
Depreciation and amortization of intangibles	54.4	48.5
Loss on debt extinguishment	8.9	—
Asset impairment charge	—	6.5
Contract acquisition payments	(9.8)	(9.8)
Other	5.5	16.3
Total operating activities	217.9	203.3
Investing activities:
Purchases of capital assets	(29.5)	(29.6)
Payments for acquisitions	(50.9)	(12.1)
Other	4.7	1.3
Total investing activities	(75.7)	(40.4)
Financing activities:
Net change in debt, including debt redemption costs	(48.8)	(0.9)
Dividends	(45.0)	(42.6)
Share repurchases	(47.0)	(60.1)
Shares issued under employee plans	5.5	8.8
Other	1.5	1.4
Total financing activities	(133.8)	(93.4)
Effect of exchange rate change on cash	(7.0)	(2.6)
Net change in cash and cash equivalents	1.4	66.9
Cash and cash equivalents: Beginning of period	61.5	121.1
Cash and cash equivalents: End of period	$62.9	$188.0

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2015	2014(1)
Revenue:
Small Business Services	$289.0	$278.2
Financial Services	110.9	92.1
Direct Checks	39.9	42.9
Total	$439.8	$413.2

Operating income:(2)
Small Business Services	$51.9	$42.9
Financial Services	23.4	19.1
Direct Checks	14.1	14.7
Total	$89.4	$76.7

Operating margin:(2)
Small Business Services	18.0%	15.4%
Financial Services	21.1%	20.7%
Direct Checks	35.3%	34.3%
Total	20.3%	18.6%

	Nine Months Ended September 30,
	2015	2014(1)
Revenue:
Small Business Services	$848.2	$812.5
Financial Services	335.1	279.1
Direct Checks	126.0	134.0
Total	$1,309.3	$1,225.6

Operating income:(2)
Small Business Services	$149.5	$135.1
Financial Services	69.3	63.3
Direct Checks	44.7	44.1
Total	$263.5	$242.5

Operating margin:(2)
Small Business Services	17.6%	16.6%
Financial Services	20.7%	22.7%
Direct Checks	35.5%	32.9%
Total	20.1%	19.8%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(1) As discussed in the 2014 Form 10-K, during the first quarter of 2015 the operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The operating results for 2014 have been restated to reflect this change.

(2) Operating income includes the following restructuring and transaction-related costs in all periods and an asset impairment charge in 2014:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Small Business Services	$1.2	$8.7	$2.8	$12.2
Financial Services	0.9	2.3	1.4	3.3
Direct Checks	—	—	—	0.3
Total	$2.1	$11.0	$4.2	$15.8

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2015 and 2014. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs in all periods and an asset impairment charge in 2014, is a useful financial measure because these items impacted the comparability of reported operating income during 2015 and 2014. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS AND ASSET IMPAIRMENT CHARGE
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2015	2014(1)
Adjusted operating income:(2)
Small Business Services	$53.1	$51.6
Financial Services	24.3	21.4
Direct Checks	14.1	14.7
Total	$91.5	$87.7

Adjusted operating margin:(2)
Small Business Services	18.4%	18.5%
Financial Services	21.9%	23.2%
Direct Checks	35.3%	34.3%
Total	20.8%	21.2%

	Nine Months Ended September 30,
	2015	2014(1)
Adjusted operating income:(2)
Small Business Services	$152.3	$147.3
Financial Services	70.7	66.6
Direct Checks	44.7	44.4
Total	$267.7	$258.3

Adjusted operating margin:(2)
Small Business Services	18.0%	18.1%
Financial Services	21.1%	23.9%
Direct Checks	35.5%	33.1%
Total	20.4%	21.1%

(1) The operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The operating results for 2014 have been restated to reflect this change.

(2) Operating income excluding restructuring and transaction-related costs and an asset impairment charge in 2014 reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted operating income	$91.5	$87.7	$267.7	$258.3
Restructuring and transaction-related costs and asset impairment charge:
Small Business Services	(1.2)	(8.7)	(2.8)	(12.2)
Financial Services	(0.9)	(2.3)	(1.4)	(3.3)
Direct Checks	—	—	—	(0.3)
Total	(2.1)	(11.0)	(4.2)	(15.8)
Reported operating income	$89.4	$76.7	$263.5	$242.5

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